Exhibit 99.1

Pro forma Statement of Liabilities and Shareholders’ Equity

as of December 31, 2023 (unaudited)

Liabilities and shareholders' equity	As of December 31, 2023*	Pro Forma Adjustment # 1	Pro Forma Adjustment # 2	Pro Forma Adjustment # 3	Pro Forma Adjustment #4	Pro Forma As of December 31, 2023
Current liabilities
Trade accounts payable	2,630					2,630
Income taxes payable	991					991
Accrued expense	3,543					3,543
Contract liabilities	1,944					1,944
Line of credit	622					622
Convertible note, current	-					-
Related party promissory notes	575					575
Legacy SMAP promissory note	200			(200)		-
Right-of-use liabilities, current	138					138
Other noncurrent liabilities	114					114
Total current liabilities	10,643	-	-	(200)	-	10,443
Shareholder promissory note	-					-
Contract liabilities, noncurrent	121					121
Convertible note, noncurrent	5,695	(4,475)				1,220
Warrants	49					49
Deferred tax liabilities, net	18					18
Total liabilities	16,526	(4,475)	-	(200)	-	11,851
Commitments and contingencies (Note 15)						-
Shareholders’ equity (deficit)						-
Common stock, $0.0001 par value; 300,000,000 and 7,708,163 shares authorized as of December 31, 2023 and 2022, respectively, and 11,956,823 and 5,292,384 shares issued and outstanding as of December 31, 2023 and 2022, respectively	1					1
Additional paid-in capital	32,862	4,475	785	200	136	38,458
Retained earnings (accumulated deficit)	(33,131)	-	(785)	-	(136)	(34,052)
Total shareholders’ equity (deficit)	(268)	4,475	-	200	-	4,407
Total liabilities and shareholders’ equity	16,258	-	-	-	-	16,258

*As reported in the Company’s Consolidated Balance Sheet as of December 31, 2023, as set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 29, 2024.

Adjustment # 1	Reflects the conversion of $4.475 million of Notes and Related Party Notes into Company Common Stock.
Adjustment # 2	Reflects the issuance of 347,500 Inducement shares Issued to the Note holders pursuant to the Inducement Agreements, based on the last reported closing price of the Common Stock of $2.26 as of March 28, 2024.
Adjustment # 3	Reflects the conversion of the $200,000 Loan into Company Common Stock at a conversion price per share of $3.33.
Adjustment # 4	Reflects the 60,060 shares of Common Stock issued as a result of the conversion of the Loan, based on the last reported closing price of the Common Stock of $2.26 as of March 28, 2024.